Exhibit 99.1

Alphabet Holding Company, Inc. Announces Closing of Tack-On Notes Offering

Ronkonkoma, NY, December 12, 2013 — Alphabet Holding Company, Inc. (the “Company”) today announced that it has closed the previously announced tack-on offering of an additional $450 million in aggregate principal amount of its 7.75%/8.50% Contingent Cash Pay Senior Notes due 2017 (the “Notes”) in a private placement.  The Company used the gross proceeds of the offering to pay a cash dividend to the Company’s shareholders in the amount of approximately $446 million, to make a payment to the holders of its existing Notes in connection with the Company’s previously announced consent solicitation (the “Consent Solicitation”) to amend certain provisions of the indenture (the “Indenture”) governing the Notes (the “Proposed Amendments”), and to pay certain fees, commissions and related expenses related to the offering and the Consent Solicitation.  Upon payment of the consent fee pursuant to the Consent Solicitation, the Proposed Amendments to the Indenture became operative in accordance with the provisions of the supplemental indenture to the Indenture dated as of December 10, 2013.

The Notes offered have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Alphabet Holding Company, Inc.

Alphabet Holding Company, Inc. is the parent company of NBTY, Inc. (www.NBTY.com), which is the leading vertically integrated manufacturer, marketer, distributor and retailer of high quality vitamins, nutritional supplements and related products in the United States, with operations worldwide.

Contact

Michael Collins
Alphabet Holding Company, Inc.
Chief Financial Officer
Phone: (631) 200-6200